UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: September 30, 2020

LIGHTHOUSE LIFE CAPITAL, LLC
(Exact name of issuer as specified in its charter)

Delaware	85-2947076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 E. Hector Street, Suite 415
Conshohocken, PA 19428
(Full mailing address of principal executive offices)

(445) 200-5650
(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Lighthouse Life Capital, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise

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Item 1. Business General

Unless the context otherwise requires or indicates, references in this offering circular to “us,” “we,” “our” or “our Company” refer to Lighthouse Life Capital, LLC, a Delaware limited liability company.

Lighthouse Life Capital, LLC, a Delaware limited liability company, was formed on July 8, 2020, to continue and grow the business of our predecessor, to originate and acquire life insurance policies through the highly regulated life settlement market for the benefit of third-party purchasers of those policies. In addition to other sources of revenue described below, our company, through its subsidiaries, receives fees from third-party purchasers and/or a share of third-party purchasers’ profits on the acquired policies (above a certain target return threshold) in exchange for our company’s services.

A life settlement is the sale of a life insurance policy by the Lawful Policyowner to a Lawful Purchaser of the policy; this includes the sale of life insurance policies insuring the lives of individuals who have been diagnosed as terminally ill or chronically ill, also known as viatical settlements. The life settlement asset class and the returns generated by the origination, acquisition, sale and/or maturity of life insurance policies are generally uncorrelated to traditional asset classes (stocks, bonds, real estate and commodities). As such, life settlements have been utilized to diversify portfolios and generate non-correlated yield.

We generate substantially all of our revenues through our wholly owned subsidiaries, Lighthouse Life Solutions, LLC (“Lighthouse Life Solutions”) and Lighthouse Life Direct, LLC (“Lighthouse Life Direct”). We acquired Lighthouse Life Solutions and Lighthouse Life Direct from our sole member, LHL Strategies, Inc. (“LHL Strategies”) on July 8, 2020. Its 100% membership interest in us is our sole member’s only asset, and it has not previously conducted an offering of any direct participation program. The combined operations of Lighthouse Life Solutions and Lighthouse Life Direct are considered our predecessor.

Through Lighthouse Life Solutions, the company originates and acquires life insurance policies from Lawful Policyowners for the benefit of third-party purchasers. We employ a single-brand marketing strategy to market and advertise life settlements (a) to a wide range of financial professionals, such as insurance producers and financial advisors and (b) directly to life insurance policyowners and others.

Our company, through Lighthouse Life Solutions, is an originator of life insurance policies. Lighthouse Life Solutions is currently a licensed buyer of policies, known as a life settlement provider, in 22 states. In states we are not licensed, Lighthouse Life Solutions has relationships with other licensed entities for the origination and purchase of life insurance policies, which expands our ability to originate life insurance policies to additional states. Eight states do not require a license to originate and/or acquire life insurance policies. In total, we currently can engage in the origination and/or acquisition of life insurance policies in 39 states, plus the District of Columbia, in which approximately 94 percent of the US population resides. Lighthouse Life Solutions currently has applications for life settlement provider licenses pending with a number of state insurance departments and we expect to continue to apply for and obtain additional life settlement provider licenses in the future.

Lighthouse Life Solutions receives potential life settlement opportunities from several sources, including:

●
Financial professionals (i.e. insurance producers and financial advisors) through the Lighthouse Life Settlement Advisor Program;

●
Lighthouse Life Direct, our advertising company, which engages in a full-range of direct-to-consumer marketing and advertising to life insurance policyowners and others; and

●
Intermediaries, including licensed life settlement brokers and life settlement providers.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on December 22, 2020, which offering statement was qualified by the SEC on December 30, 2020. Pursuant to the Offering Statement, we are offering a maximum of $50,000,000 in the aggregate of 8.5% senior beacon bonds, or “Class A Bonds,” and 6.5% senior beacon bonds, or “Class B Bonds,” collectively the “Bonds.” The purchase price per Bond is $1,000, with a minimum purchase amount of $10,000. The Class A Bonds and the Class B Bonds will bear interest at 8.5% and 6.5% per year, respectively. The maximum offering amount of Bonds across both classes is $50,000,000 (the “Maximum Offering Amount”); however, the sale of the Class B Bonds will be limited to a maximum of $30,000,000. The Class A Bonds and Class B Bonds will each be offered serially, over a maximum period of two years. As of the filing of this annual report, we had sold 3,197 Class A Bonds and 1,152 Class B Bonds for an aggregate of $4.3 million in proceeds.

We do not have any employees. We rely on the employees of LHL Strategies for the day-to-day operations of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Unaudited)

General

As of the September 30, 2020, Lighthouse Life Capital, LLC has limited operating history; however, Lighthouse Life Solutions, LLC, one of the two entities whose combined operations are considered our predecessor, was formed and began operations on February 9, 2018. The second entity, Lighthouse Life Direct, was formed and began operations on July 2, 2018. Proceeds from the offering will be applied to general corporate purposes, including expenses related to originating and acquiring life insurance policies, including advertising and marketing, the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular. We will continue to experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with operation of our company.

The company, including Lighthouse Life Solutions, Lighthouse Life Direct, or any subsidiary, has not entered into any arrangements creating a reasonable probability that we will originate or acquire a certain number of life insurance policies; however, the Merlion Trust, has a right of first refusal for the purchase of all life insurance policies originated by Lighthouse Life Solutions, LLC that meet certain criteria as determined by the trustee acting in a fiduciary capacity as trustee on behalf of the Merlion Trust, in exchange for a fee. This right of first refusal remains active until the Merlion Trust has acquired an aggregate purchase price inclusive of costs on policies it purchases equal to $250 million. Thereafter, Lighthouse Life Solutions, LLC is obligated to submit at least 2,000 policies that meet certain criteria, to the Merlion Trust for potential purchase annually. We are not aware of any intention on the part of Merlion Trust to reduce their historical acquisitions of policies through our company. Until required for the operation of our company or other purposes, we will keep the net proceeds of the offering in short-term, low risk, highly liquid, interest-bearing investments.

As of September 30, 2019 and September 30, 2020, we had sold $6.5 million and $18.3 million, respectively, in initial threshold purchase prices of policies to Merlion Trust.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds through additional borrowing or the raising of equity capital. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us.

In the twelve months following commencement of the offering, the Company intends to grow its core business of originating and acquiring life insurance policies for the benefit of third-party purchasers of those policies through expanded marketing and advertising of its services. The Company intends to use the net proceeds of this offering to accomplish the goal of growing its core business. We anticipate that if we are successful in raising the Maximum Offering Amount of the Bonds, the net proceeds will satisfy the cash requirements for our anticipated plan of operations for the next six months. If we raise less than the Maximum Offering Amount, we will adjust our plan of operations in conjunction with the estimated reduction in the deployment of net proceeds as described in our Offering Circular.

Depending on the timing and amount of proceeds received from the Bonds, the Company plans to expand the Lighthouse Life Settlement Advisor Program, which will include the addition of employees in business development, marketing, sales and support to expand our outreach to financial professionals. The Settlement Advisor Program would add as many as six additional wholesale distribution teams during this period and would be supported by traditional and digital marketing to financial professionals and firms, and media communications.

The Company also plans to develop and launch its first mass media advertising, including television and radio advertising campaigns. Digital, mail and print advertising will be expanded to advertise directly to policyowners and to support the mass media advertising. Other forms of direct advertising directly to policyowners and media relations will also be expanded.

The Company plans to add administrative, operational, sales and technical personnel and services in support of the Company’s anticipated growth.

If the gross proceeds of the offering exceed $25,000,000, the Company intends to begin to purchase policies, subject to the consent of Merlion Trust if such purchasing of policies were to occur before June 1, 2021.

Operating Results

We operate on a fiscal year ending on September 30th. Set forth below is a discussion of our operating results from July 9, 2020 through September 30, 2020.

For the fiscal year ended September 30, 2020, our total revenues from operations amounted to $166,869. Operating costs for the same period were $1,133,247. Net loss for the fiscal year from July 9, 2020 through September 30, 2020 amounted to $964,786.

Liquidity and Capital Resources

Our predecessor had a net loss of $2.7 million and had negative cash flows from operations of $2.7 million for the period from October 1, 2019 to September 30, 2019. As a result, we are currently funding our operations from financing. Our sole member has previously funded the Company’s operations using funds from third-party financings. We anticipate funding our future operations using the proceeds of the offering.

As of September 30, 2019 and September 30, 2020, our sole member, LHL Strategies, Inc., had $6.4 million and $12.4 million, respectively, of outstanding debt.

As of September 30, 2020, we had cash on hand of $62,990.

Our short- and long-term liquidity requirements primarily consist of operating expenses . We expect to meet our liquidity requirements through net cash provided by operations and reserves established from existing cash. In addition, On December 22, 2020, the Company filed an Offering Statement on Form 1-A with the Securities and Exchange Commission (“SEC”) to offer a maximum of $50 million in aggregate, of its 8.5% senior beacon bonds, or “Class A Bonds,” and its 6.5% senior beacon bonds, or “Class B Bonds,” collectively the “Bonds.”. On December 30, 2020, the SEC declared the Offering Statement effective. The Company commenced sales of the Bonds in February 2021. As of April 29,2021, the Company has raised $5.5 million in proceeds from the sale of the Bonds.

Item 3. Directors and Officers

The following table sets forth information on the directors and executive officers of Lighthouse Life Capital.

Name	Age	Position with our Company	Director/Officer Since
Michael D. Freedman	58	Chief Executive Officer*	May 31, 2018
Michael L. Coben	59	Chief Distribution and Business Development Officer*	May 31, 2018
Andrew M. Brecher	48	Chief Operating Officer*	May 31, 2018
Jennifer Felice Breen	48	Chief Financial Officer	January 4, 2021
Leslie Logsdon	57	Chief Investment Officer**	April 14, 2021

* Member of the board of directors.
** Our former Chief Investment Officer, James J. Dodaro resigned effective as of March 12, 2021.

Executive Officers and Directors

Set forth below is biographical information for LHL Strategies’ executive officers and board of directors.

Michael D. Freedman is the Chief Executive Officer and a member of the board of directors. Michael has been a leader in the life settlement market for 17 years. He previously served as President of GWG Holdings, Inc. and its subsidiary life settlement provider GWG Life, LLC during which time the company became the second most active company in the industry. For 12 years prior, Michael led the life settlement market’s legal and regulatory development as head of Government Affairs at Coventry First. He was the driving force behind the passage of more than 60 state and federal laws that promote and regulate life settlements. Michael currently serves as Chairman of the Public Policy Council of the Life Insurance Settlement Association, and as the Executive Director of the Alliance for Senior Health Care Financing. Michael holds a Bachelor’s degree from the University of Albany and a Juris Doctorate degree from the University at Buffalo School of Law.

Michael E. Coben is the Chief Distribution and Business Development Officer and a member of the board of directors. Michael brings Lighthouse Life more than 30 years of expertise in building strategic alliances and managing successful teams. For 13 years he led national sales as SVP, National Distribution at Coventry. While there, he developed national alliances and increased distribution from all channels. In addition, he built and led a wholesale distribution platform that facilitated the purchase of more than 12,000 life insurance policies with a combined net death benefit of nearly $30 billion. Michael also served as the CEO of Coventry Securities LLC, a registered broker-dealer focused on variable life settlements. Earlier, he was a regional director for Jackson National Life’s Mid-Atlantic Region and a wholesaler at Manulife Financial. Michael is a respected national educator and speaker and is a member of the Philadelphia Estate Planning Counsel and the Society of Financial Service Professionals. He holds a BA from Dickinson College and FINRA series licenses 7, 24 and 63.

Andrew M. Brecher is the Chief Operating Officer and a member of the board of directors. Andrew has managed and directed operations and technology platforms in the life settlement market for more than 20 years. He was previously the Chief Information Officer at Coventry. While there, he was responsible for the design and implementation of the market’s first life settlement pricing and tracking system, and several other mission-critical enterprise and business intelligence systems. He has extensive experience in all aspects of information technology, operations, infrastructure, and facilities management, on both domestic and international levels. Andrew is an expert in cyber security and disaster recovery and received a certification in Cyber Security Management from the Information Systems Audit and Control Association. He holds a BS from Syracuse University’s Whitman School of Management.

Jennifer Felice Breen is the Chief Financial Officer. Jennifer has over 20 years of expertise in financial services. Prior to joining the Company, Jennifer worked at Resource Real Estate in Philadelphia, PA, serving as Vice President and Chief Accounting Officer for the non-traded REIT’s. She began her career at KPMG, LL, where she was a Senior Manager. She has also worked in accounting in finance roles at ACE INA Holdings, Inc., Iomega Corporation, Tekni-Plex, Inc. and AC Lordi. She holds a BS in Accounting from Rider University and an Executive MBA from the Erivan K. Haub School of Business at Saint Joseph’s University.

Leslie W. Logsdon is the Chief Investment Officer. Mr. Logsdon has more than 30 years of expertise in finance, insurance, and investments.  For 10 years, he worked with CMG Life Services as the Director of Operations where he led CMG’s effort to acquire life insurance policy assets and assisted in the placement of $2,000,000,000 investor capital.  Mr. Logsdon developed several computer applications to analyze and project the performance of the life insurance policies acquired. Prior to CMG, Mr. Logsdon served as a chief financial officer of several regional insurance brokerage firms.  Mr. Logsdon is a licensed life and health insurance producer.  Mr. Logsdon attended Indiana University of Pennsylvania for his Bachelor's degree in Applied Mathematics and Computer Science.  He also holds an Executive MBA Degree from the University of Pittsburgh.

Director and Executive Compensation

Name	Capacities in which compendations was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Michael D. Freedman	Chief Executive Officer	$300,000	$-	$300,000
Michael L. Coben	Chief Distribution and Business Development Officer	$300,000	$-	$300,000
Andrew M. Brecher	Chief Operating Officer	$300,000	$-	$300,000

Item 4. Security Ownership of Management and Certain Security Holders

Security Ownership of Certain Beneficial Owners (10% or more)*

Title of Class	Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class	Owned	Acquirable
Membership Interests	Michael D. Freedman	675	22.5%	100%	0%

Membership Interests	Michael L. Coben	675	22.5%	100%	0%

Membership Interests	Andrew M. Brecher	675	22.5%	100%	0%

* Security Ownership of Beneficial Owners of the Issuer is through each individual’s ownership in LHL Strategies, Inc. LHL strategies, Inc. is our sole member owning 100% of our Membership Interests. Each of Messrs. Freedman, Coben and Brecher own 22.5% of the voting common stock in LHL Strategies, Inc. resulting in 22.5% beneficial interest in us.
** Unless listed, address for each individual is 1100 E. Hector Street, Suite 415, Conshohocken, PA 19428

Item 5. Interest of Management and Others in Certain Transactions

Currently, LHL Strategies’ only asset is its 100% membership interest in Lighthouse Life Capital, LLC. We anticipate that distributions of cash will be made from us to LHL Strategies in accordance with our operating agreement, in amounts as determined by LHL Strategies, as our sole member, and that such amounts will be at least sufficient to pay the overhead expenses and other liabilities of LHL Strategies.

Item 6. Other Information

None.

Item 7. Financial Statements

Lighthouse Life Capital,
LLC
(a Delaware limited liability company)

Consolidated Financial Statements
 September 30, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Lighthouse Life Capital, LLC

Opinion

We have audited the accompanying consolidated balance sheet of Lighthouse Life Capital, LLC as of September 30, 2020 and the consolidated statements of operations, member’s equity (deficit) and cash flows for the period July 9, 2020 (commencement of operations) through September 30, 2020 and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lighthouse Life Capital, LLC as of September 30, 2020 and the results of its operations, changes in member’s equity and cash flows for the period July 9, 2020 through September 30, 2020 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of Lighthouse Life Capital, LLC’s management. Our responsibility is to express an opinion on Lighthouse Life Capital, LLC’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to Lighthouse Life Capital, LLC in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current audit of the financial statements that were communicated or required to be communicated to the board of directors and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We have determined that there are no critical audit matters.

BBD, LLP

We have served as the auditor of Lighthouse Life Capital, LLC since 2020.
Philadelphia, Pennsylvania
April 29, 2021

Lighthouse Life Capital, LLC
Consolidated Balance Sheet
September 30, 2020

ASSETS

CURRENT ASSETS
Cash & Cash Equivalents	$62,990
Accounts Receivable	9,000
Prepaid Expenses	66,263
Expense Reimbursements Receivable	3,365
TOTAL CURRENT ASSETS	141,618

OTHER ASSETS
Collateral Deposit	100,000
TOTAL OTHER ASSETS	100,000

TOTAL ASSETS	$241,618

LIABILITIES

CURRENT LIABILITIES
Accrued Expenses	$134,737
Accounts Payable	120,873
TOTAL CURRENT LIABILITIES	255,610

COMMITMENTS AND CONTINGENCIES (SEE NOTE 3)

MEMBER'S EQUITY (DEFICIT)

MEMBER’S DEFICIT	$(13,992)
TOTAL MEMBER'S EQUITY (DEFICIT)	(13,992)

TOTAL LIABILITIES AND MEMBER'S
EQUITY (DEFICIT)	$241,618

Lighthouse Life Capital, LLC
Consolidated Statement of Operations
For the period from July 9, 2020 to September 30, 2020

REVENUES	$166,869

OPERATING EXPENSES
Compensation	649,963
Professional Fees	146,930
Regulatory Expenses	4,140
Customer Acquisition Costs	172,900
IT Fees	87,924
Occupancy	27,297
Business Insurance	20,484
Travel & Entertainment	2,082
General & Administrative	21,527

TOTAL OPERATING EXPENSES	1,133,247

NET OPERATING LOSS	(966,378)

OTHER INCOME (EXPENSE)
Interest income	1,592

NET LOSS	$(964,786)

Lighthouse Life Capital, LLC
Consolidated Statement of Member's Equity (Deficit)
For the period from July 9, 2020 to September 30, 2020

Beginning balance, Member’s Equity (Deficit)	$-

Contributions	1,649,104

Distributions	(698,310)

Net loss	(964,786)

Ending balance. Member’s Equity (Deficit)	$(13,992)

Lighthouse Life Capital, LLC
Consolidated Statement of Cash Flows
For the Period from July 9, 2020 to September 30, 2020

Cash flows from operating activities:
Net loss	$(964,786)
Adjustments to reconcile net loss to net cash flows used in operating activities
(increase) decrease in operating assets
Accounts Receivable	(9,000)
Deposits	(100,000)
Expense Reimbursements Receivable	(3,365)
Prepaid Expenses	(66,263)
increase (decrease) in operating liabilities
Accrued Expenses	134,737
Accounts Payable	120,873
Net cash used in operating activities	(887,804)

Cash flows from financing activities:
Capital Contributions	1,649,104
Capital Distributions	(698,310)
Net cash provided by financing activities	950,794

Net increase in cash	62,990
Cash at the beginning of period	-
Cash at the end of period	$62,990

Lighthouse Life Capital, LLC
Notes to the Consolidated Financial Statements
September 30, 2020

Note 1. Nature of Operations

Our Company

Lighthouse Life Capital, LLC (“LHL” or the “Company”) was formed in Delaware pursuant to a Certificate of Formation on July 8, 2020 as a Limited Liability Company (“LLC”). Lighthouse Life Solutions, LLC was formed in Delaware pursuant to a Certificate of Formation on February 9, 2018 as an LLC and is a wholly-owned subsidiary of the Company. Lighthouse Life Direct, LLC was formed in Delaware pursuant to a Certificate of Formation on July 2, 2018 as an LLC and is a wholly-owned subsidiary of the Company.

LHL, through its subsidiaries and its parent, LHL Strategies, Inc (“LHLS”), originates and acquires life insurance policies through the highly regulated life settlement market for the benefit of third-party purchasers of those policies. The Company originates potential sellers of policies both from financial professionals, including insurance producers and financial advisors, who refer such potential sellers, and directly advertising to the public.

The Company is led by its founders and a senior management team with over 100 years of combined experience in life settlements, life insurance, and financial services, with a focus on sourcing, originating and managing the purchase of life insurance policies.

Liquidity

The Company was formed on July 8, 2020. The Company’s net loss was $964,786 for the period ended September 30, 2020.

LHLS is responsible for financing the Company’s operations. Including anticipated revenues, capital raised through its planned debt offering and financing support to the extent necessary from LHLS and its lenders, the Company will have sufficient liquidity for at least one year from the issuance date of the financial statements. Management has determined that the Company’s availability under its existing financing and revenue sources, and the expected debt offering is expected to be adequate to meet its cash obligations for at least one year from the issuance date of these financial statements.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. While management believes that such estimates are reasonable when considered in conjunction with the Company’s financial position, actual results could differ materially from those estimates.

Principles of Consolidation

The accompanying consolidated financial statement includes the accounts of LHL and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to certain limits. The Company has not experienced any losses in such accounts.

Lighthouse Life Capital, LLC
Notes to the Consolidated Financial Statements
September 30, 2020

Note 2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company earns revenue mostly through origination fees that are paid to the Company by the third-party purchasers for which they originate life insurance policies. Origination fees from third-party purchasers are due to be paid to the Company upon closing of each individual policy purchase. Revenue from origination fees is recognized when all conditions for the transfer of ownership of a life insurance policy have been met and the funds owed to the current owner (seller) of the life insurance policy have been released from escrow.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”) (“ASU 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The Company is excluded from the scome of ASU 2014-09, Topic 606, as revenues are within the scope of ASU 2014-11, Topic 860, "Transfers and Servicing."

Collateral Deposit

As a condition to be licensed by the state of Florida to purchase life insurance policies through a Life Settlement transaction from policy owners who reside in the state of Florida, a licensee is required post collateral equal to $100,000 with the Florida Department of Financial Services (DFS) Division of Treasury’s Bureau of Collateral Management (BCM) and maintain that for as long as the license is valid. As a result, the Company maintains a $100,000 Treasury Cash Deposit with the state of Florida.

Income Taxes

The Company accounts for income taxes under ASC Topic 740: Income Taxes ("ASC Topic 740"). ASC Topic 740 requires the recognition of noncurrent deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryovers. Deferred income tax expense represents the change during the period in the deferred income tax assets and deferred income tax liabilities. In establishing the provision for income taxes and determining deferred income tax assets and liabilities, the Company makes judgments and interpretations based on enacted laws, published tax guidance and estimates of future earnings. ASC Topic 740 additionally requires a valuation allowance to be established when, based on available evidence, it is more likely than not that some portion or the entire deferred income tax asset will not be realized.

ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC Topic 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and certain state and local jurisdictions. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company believes that its income tax positions and deductions would be sustained upon examination and does not anticipate any adjustments that would result in material changes to its financial position.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of general and administrative expenses, respectively.

Advertising Costs

Advertising costs are expensed as incurred.

Stock Based Compensation

The Company measures compensation cost for all employee stock awards at their fair values on the date of grant. The fair value of stock-based awards is recognized as expense over the requisite service period using the straight-line method. The Company estimates the fair value of restricted stock awards based on the fair value of the Company’s common stock on the date of grant. Forfeitures are recognized as they occur.

Lighthouse Life Capital, LLC
Notes to the Consolidated Financial Statements
September 30, 2020

Note 3. Commitments and Contingencies

Legal proceedings

In the ordinary course of business, the Company may be subject to litigation from time to time. There is no current, pending or, to our knowledge, threatened litigation or administrative action to which the Company is a party or of which LHL property is the subject (including litigation or actions involving our officers, directors, affiliates, or other key personnel) which in the Company’s opinion has, or is expected to have, a material adverse effect upon the Company’s business, prospects, financial condition or operations.

Note 4. Related Party Transactions

LHLS is responsible for financing the Company’s operations and indirectly pays for a portion of operating expenses. Management identifies the direct costs associated with the Company’s operations and estimates the allocation of remaining costs, based on management’s best estimates. These estimates are generally based on personnel cost allocations unless management has identified a basis more representative of the benefit derived by the Company.

Note 5. Income Tax

A reconciliation of the expected income tax at the statutory rate with the actual income tax provision is as follows:

For the period from July 9, 2020 to September 30, 2020
Computed tax benefit at the federal statutory rate of 21%	$(202,605)
Meals & entertainment expense	437
State income tax benefotiit - net of federal	(49,435)
Other
Effect of change in valuation allowance	251,603
$-

For financial reporting purposes, the Company has incurred a loss since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided a full valuation allowance against its net deferred tax assets at September 30, 2020. The net operating loss carryforwards are indefinite for federal purposes and, if not utilized, will begin to expire in 2039 for state purposes.

Note 6. Concentrations

To date, the Company has received the majority of its revenue from one third party investor who also acts as a lender to LHLS, which in turn supports the operations of the Company. The Company, however, has active origination agreements with other third-party purchasers of life settlement assets and plans to add additional buyers to their platform as origination volumes continue to grow.

The Company currently earns the majority of its revenue from one product/service.

Note 7. Subsequent Events

On December 4, 2020, the Company filed an Offering Statement on Form 1-A with the Securities and Exchange Commission (“SEC”) to offer a maximum of $50 million in aggregate, of its 8.5% senior beacon bonds, or “Class A Bonds,” and its 6.5% senior beacon bonds, or “Class B Bonds,” collectively the “Bonds.”. On December 30, 2020, the SEC declared the Offering Statement effective. The Company commenced sales of the Bonds in February 2021. As of April 29, 2021, the Company has raised $5.5 million in proceeds from the sale of the Bonds.

The Company has evaluated subsequent events through April 29, 2021, the date on which these financial statements were available for issuance. Adjustments or additional disclosures, if any, have been included in these financial statements.

Item 8. Exhibits

Exhibit Number	Exhibit Description
(2)	Amended and Restated Limited Liability Company Agreement of Lighthouse Life Capital, LLC, incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 1-U filed on February 8, 2021

(3)(a)	Form of Indenture between Lighthouse Life Capital, LLC and UMB Bank, N.A., incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 1-U filed on January 13, 2021

(3)(b)
First Supplemental Indenture, dated as of February 17, 2021, between Lighthouse Life Capital, LLC and UMB Bank, N.A., incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 1-U filed on February 18, 2021

(3)(c)	Form of Class A Bond, as amended, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 1-U filed on February 18, 2021

(3)(d)	Form of Class B Bond, as amended, incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 1-U filed on February 18, 2021

(4)	Subscription Agreement, incorporated by reference to the Company’s Offering Statement on Form 1-A filed on December 15, 2020

(6)
Amended and Restated Letter Agreement between Lighthouse Life Solutions, LLC and Brighton LH Trustees, LLC dated September 24, 2020, incorporated by reference to Exhibit 6 to the Company’s Offering Statement on Form 1-A filed on December 4, 2020

SIGNATURES

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Lighthouse Life Capital, LLC, a Delaware limited liability company

By:	/s/ Michael D. Freedman
Name:	Name: Michael D. Freedman
Its:	Chief Executive Officer (Principal Executive Officer)

Date: April 29, 2021	By:	/s/ Jennifer Felice Breen
	Name:	Jennifer Felice Breen
	Its:	Chief Financial Officer (Principal Financial and Accounting Officer)